Exhibit 99.1

NEWS RELEASE for July 30, 2003 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Francis X Shea, CFO & EVP
	jesse@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media) len@allencaron.com (949) 474-4300

WORLD FUEL SERVICES REPORTS RECORD RESULTS

MIAMI, FL (July 30, 2003) . . . World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported record net income for the second quarter ended June 30, 2003. Net income rose 23 percent to $5.4 million, or $0.49 per diluted share, as compared to $4.4 million, or $0.41 per diluted share, for the same quarter in the prior year. For the six months ended June 30, 2003, the Company reported record earnings of $10.7 million, or $0.97 per diluted share, as compared to $8.9 million, or $0.82 per diluted share, for the same period a year ago.

“We are very pleased with our strong results, which validates our business model and demonstrates the effectiveness of team initiatives. We continue to remain on track for a good year” said Paul Stebbins, Chairman and Chief Executive Officer.

SECOND QUARTER AND SIX MONTHS FINANCIAL HIGHLIGHTS

	Quarter Ended		Six Months Ended
	($ in thousands, except per share data)
	6/30/03	6/30/02	6/30/03	6/30/02
Revenue	$645,918	$458,909	$1,303,918	$810,193
Income From Operations	$5,781	$5,869	$12,699	$12,252
Net Income	$5,443	$4,406	$10,711	$8,879
Diluted earnings per share	$0.49	$0.41	$0.97	$0.82

MORE-MORE-MORE

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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About World Fuel Services Corporation

Headquartered in Miami, FL, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 1,100 airports and seaports worldwide. With 30 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,576	$57,776
Accounts and notes receivable, net	145,901	177,360
Inventories	13,264	5,144
Prepaid expenses and other current assets	21,233	22,300

Total current assets	247,974	262,580
PROPERTY AND EQUIPMENT, NET	7,460	6,874

OTHER ASSETS:
Goodwill, net	34,003	34,003
Intangible assets, net	1,288	1,472
Other	9,912	7,358

	$300,637	$312,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$1,493	$2,527
Accounts payable	80,991	97,560
Accrued expenses	51,502	66,012
Other current liabilities	19,975	14,260

Total current liabilities	153,961	180,359

LONG-TERM LIABILITIES	8,861	4,198

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	137,815	127,730

	$300,637	$312,287

MORE – MORE – MORE

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED—IN THOUSANDS, EXCEPT PER SHARE DATA)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenue	$645,918	$458,909	$1,303,918	$810,193
Cost of sales	(620,436)	(438,803)	(1,251,125)	(768,941)

Gross profit	25,482	20,106	52,793	41,252

Operating expenses:
Salaries and wages	(10,647)	(7,644)	(20,745)	(15,714)
Provision for bad debts	(1,237)	(641)	(3,938)	(1,325)
Other	(7,817)	(5,952)	(15,411)	(11,961)

	(19,701)	(14,237)	(40,094)	(29,000)

Income from operations	5,781	5,869	12,699	12,252
Other (expense) income, net	482	(311)	229	(207)

Income before income taxes	6,263	5,558	12,928	12,045
Provision for income taxes	(820)	(1,152)	(2,217)	(3,166)

Net income	$5,443	$4,406	$10,711	$8,879

Basic earnings per share	$0.51	$0.42	$1.01	$0.86

Weighted average shares—basic	10,600	10,372	10,592	10,372

Diluted earnings per share	$0.49	$0.41	$0.97	$0.82

Weighted average shares—diluted	11,118	10,794	11,071	10,808